Exhibit 99.1

RECEIVED MAR 23 2010 TONY R. MOORE, CLERK WESTERN DISTRICT OF LOUISIANA LAFAYETTE, LOUISIANA	UNITED STATES DISTRICT COURT WESTERN DISTRICT OF LOUISIANA LAFAYETTE-OPELOUSAS DIVISION

In re: Stone Energy Corporation	Civil Action 05-2166 (LEAD)
Shareholder Derivative Litigation
Judge Tucker L. Melançon
Magistrate Judge C. Michael Hill
FINAL JUDGMENT AND ORDER OF DISMISSAL WITH PREJUDICE

     This matter came before the Court for hearing pursuant to the Order of this Court, dated March 23, 2010 (“Order”), on the application of the Settling Parties for approval of the settlement set forth in the Stipulation of Settlement dated February 12, 2010 (the “Stipulation”). Due and adequate notice having been given to the Current Stone Energy Shareholders as required in said Order, and the Court having considered all papers filed and proceedings had herein and otherwise being fully informed in the premises and good cause appearing therefore, IT IS HEREBY ORDERED, ADJUDGED AND DECREED that:
     1. This Judgment incorporates by reference the definitions in the Stipulation, and all capitalized terms used herein shall have the same meanings as set forth in the Stipulation.
     2. This Court has jurisdiction over the subject matter of the Federal Derivative Action, including all matters necessary to effectuate the settlement, and over all Settling Parties.
     3. The Court finds that the settlement is fair, reasonable, and adequate as to each of the Settling Parties, and hereby finally approves the settlement in all respects, finds that the settlement provides substantial benefits to Stone Energy and its shareholders, and orders the Settling Parties to perform its terms to the extent the Settling Parties have not already done so.
     4. The Federal Derivative Action and all claims contained therein, as well as all of the Released Claims, are dismissed with prejudice. As between Derivative Plaintiffs, Stone Energy, and the Individual Defendants, the Settling Parties are to bear their own costs, except as otherwise provided in the Stipulation.
     5. Upon the entry of the Judgment, Derivative Plaintiffs, individually and derivatively on behalf of Stone Energy, Derivative Plaintiffs’ Counsel, and Stone Energy shall have, and by operation of the Judgment shall be deemed to have, fully, finally, and forever released, relinquished, and discharged all Released Claims (including Unknown Claims) and any and all claims arising out of, relating to, or in connection with the Settlement or resolution of the Derivative Actions against the Released Persons. Nothing herein shall in any way impair or restrict the rights of any settling party to enforce the terms of the Stipulation.
     6. Upon entry of the Judgment, Stone Energy, each of the Individual Defendants, and the Related Persons shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged Derivative Plaintiffs and Derivative Plaintiffs’ Counsel from all claims, arising out of, relating to, or in connection with their institution, prosecution, assertion, settlement, or resolution of the Derivative Actions or Released Claims. Nothing herein shall in any way impair or restrict the rights of any settling party to enforce the terms of the Stipulation.
     7. The Court finds that the Summary Notice of Pendency and Proposed Settlement of Shareholder Derivative Actions published in Investor’s Business Daily, and the Notice of Pendency and Proposed Settlement of Shareholder Derivative Actions posted on the websites of Robbins Umeda LLP, Barrack, Rodos & Bacine, and Faruqi & Faruqi, LLP, and filed by Stone Energy with the U. S. Securities and Exchange Commission via a Form 8-K, provided the best notices practicable under the circumstances of these proceedings and of the matters set forth therein, including the settlement set forth in the Stipulation, to all Persons entitled to such notice, and said notices fully satisfied the requirements of Federal Rule of Civil Procedure 23.1 and the requirements of due process.
     8. The Court finds that during the course of the Derivative Actions, the Settling Parties and their counsel complied, at all times, with Federal Rule of Civil Procedure 11 and all other similar rules and law.
     9. Derivative Plaintiffs’ Counsel is hereby awarded $300,000 for attorneys’ fees and the reimbursement of expenses. Co-Lead Counsel is authorized and directed to allocate and distribute the Fee and Expense Award among Derivative Plaintiffs’ Counsel in accordance with the Stipulation and in a manner which, in Co-Lead Counsel’s good faith determination, reflects each counsel’s contribution to the institution, prosecution, and settlement of the Derivative Actions.
     10. Neither the Stipulation nor the settlement, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the settlement: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, or of any wrongdoing or liability of the Individual Defendants and/or the Related Persons; or (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Individual Defendants and/or the Related Persons in any civil, criminal, or administrative proceeding in any court, administrative agency, or other tribunal. Stone Energy, the Individual Defendants, and/or the Related Persons may file the Stipulation and/or the Judgment in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.
     11. Without affecting the finality of this Judgment in any way, this Court hereby retains continuing jurisdiction over: (a) implementation of the settlement; and (b) the Settling Parties for the purpose of construing, enforcing, and administering the Stipulation and settlement, including, if necessary, setting aside and vacating this Judgment, on motion of a party, to the extent consistent with and in accordance with the Stipulation if the Effective Date fails to occur in accordance with the Stipulation.
     12. This Judgment is a final, appealable judgment and should be entered forthwith by the Clerk in accordance with Rule 58 of the Federal Rules of Civil Procedure.
     IT IS SO ORDERED at Lafayette, Louisiana.

DATED: March 23, 2010	/s/ Tucker L. Melançon
HONORABLE TUCKER L. MELANÇON
UNITED STATES DISTRICT JUDGE